UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2006

HRPT PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-332-3990

(Registrant’s Telephone Number, Including Area Code)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 3, 2006, HRPT Properties Trust (the “Company”) filed Articles Supplementary to its Declaration of Trust creating new 7 1/8 % Series C Cumulative Redeemable Preferred Shares, $0.01 par value per share.  The Articles Supplementary were effective upon filing.

Item 8.01.  Other Events.

On February 2, 2006, the Company agreed to issue and sell 6,000,000 shares of new 7 1/8 % Series C Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series C Preferred Shares”), in a public offering.  The Company expects to issue and deliver the 6,000,000 Series C Preferred Shares on or about February 9, 2006.  The price to the public will be $25 per share.  The estimated net proceeds from this offering, after expenses, will be $144.9 million.  The Company presently intends to use the net proceeds from this offering plus borrowings under its revolving credit facility to redeem all $200.0 million of its outstanding 9 7/8% Series A preferred shares which have been called for redemption on or about March 2, 2006.  The following is a summary of the material terms of the Series C Preferred Shares and does not purport to be complete. This summary is subject to, and is qualified by reference to all of the terms and conditions of the Series C Preferred Shares in the related Articles Supplementary and in the Company’s Declaration of Trust.  A copy of the Articles Supplementary are filed as an exhibit to this report.

Holders of Series C Preferred Shares will be entitled to receive cumulative cash dividends at a rate of 7 1/8 % per annum of the $25 per share liquidation preference (equivalent to $1.78125 per annum per share). Beginning on May 15, 2006, distributions on the Series C Preferred Shares will be payable quarterly in arrears on the 15th day of each May, August, November and February or, if not a business day, the next business day. Dividends on the Series C Preferred Shares will be cumulative from (but excluding) the date of original issuance, which is expected to be February 9, 2006. The Series C Preferred Shares rank senior to the Company’s common shares with respect to the payment of dividends and on a parity with the Company’s Series A and Series B preferred shares.

The Series C Preferred Shares do not have any maturity date and the Company is not required to redeem the Series C Preferred Shares. The Company may not redeem the Series C Preferred Shares prior to February 15, 2011, except in limited circumstances relating to its continuing qualification as a real estate investment trust. On and after February 15, 2011, the Company may, at its option, redeem the Series C Preferred Shares, in whole or from time to time in part, by payment of $25 per share, plus accrued and unpaid distributions through and including the date of redemption.

If the Company is liquidated, dissolved or wound up, holders of the Series C Preferred Shares will have the right to receive $25 per share, plus accrued and unpaid distributions through the date of payment, before any payments are made to the holders of the Company’s common shares and any other shares of beneficial interest ranking junior to the Series C Preferred Shares as to liquidation rights. The rights of the holders of the Series C Preferred Shares to receive their liquidation preference will be subject to the proportionate rights of each other series or class of the Company’s shares ranked on a parity with the Series C Preferred Shares, including the Company’s Series A and Series B preferred shares.

Holders of any series of the Company’s preferred shares, including the Series C Preferred Shares generally have no voting rights. However, if the Company does not pay distributions on the Series C Preferred Shares for six or more quarterly periods (whether or not consecutive), the holders of the Series C Preferred Shares, voting together with the holders of any other class or series of the Company’s preferred shares which have similar voting rights, including the Series A and Series B preferred shares, will be entitled to vote for the election of two additional trustees to serve on the Company’s board of trustees until the Company pays all distributions which it owes on the preferred shares. In addition, the affirmative vote of the holders of at least two-thirds of the Series C Preferred Shares is required for the Company to authorize, create or increase capital shares ranking senior to the Series C Preferred Shares or to amend its declaration of trust in a manner that materially and adversely affects the rights, preferences, privileges or voting powers of the Series C Preferred Shares. The Series C Preferred Shares are not convertible into or exchangeable for any other securities or property.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS CURRENT REPORT ON FORM 8-K CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS, INCLUDING WITH RESPECT TO THE COMPANY’S ISSUANCE OF THE SERIES C PREFERRED SHARES AND THE AMOUNT AND USE OF PROCEEDS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON THE COMPANY’S PRESENT EXPECTATIONS, BUT THESE STATEMENTS AND THE IMPLICATIONS OF THESE STATEMENTS ARE NOT GUARANTEED.  YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD LOOKING STATEMENTS.

Item 9.01.                Financial Statements and Exhibits.

(c)	Exhibits.

1.1

Purchase Agreement, dated as of February 2, 2006, by and among HRPT Properties Trust and the several underwriters named therein relating to 6,000,000 7 1/8% Series C Cumulative Redeemable Preferred Shares.

3.1	Articles Supplementary relating to the 7 1/8% Series C Cumulative Redeemable Preferred Shares.

4.1	Form of temporary 7 1/8% Series C Cumulative Redeemable Preferred Share Certificate.

5.1	Opinion of Venable LLP.

8.1	Opinion of Sullivan & Worcester LLP re: tax matters.

23.1	Consent of Venable LLP (contained in Exhibit 5.1).

23.2	Consent of Sullivan & Worcester LLP (contained in Exhibit 8.1).

23.3	Consent of Ernst & Young LLP.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HRPT PROPERTIES TRUST

By:	/s/ John C. Popeo
John C. Popeo
Treasurer and Chief Financial Officer
Dated: February 3, 2006